Exhibit 23.1

CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the incorporation by reference in the Registration Statement on Form S-8 (No. 333-21161) of our report dated December 20, 2002 relating to the consolidated financial statements and financial statement schedule, which appears in the Shiloh Industries, Inc.’s Annual Report on Form 10-K for the year ended October 31, 2002.

/s/    PRICEWATERHOUSECOOPERS LLP

Cleveland, Ohio
January 24, 2003